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                       THE COOPER COMPANIES, INC.
                       TURN-AROUND INCENTIVE PLAN


OBJECTIVES:
     To recognize the special efforts of certain individuals in guiding the Company through a resolution of its difficulties arising from its current capital structure and its former ownership of companies manufacturing and distributing breast implants, thereby leading to the creation of new shareholder value.

TARGETS:
     In order to earn awards under the Plan, two conditions must be satisfied:

     1(a) A resolution must be reached with respect to all of the Company's liabilities and obligations arising from its former ownership of companies engaged in the manufacture and sale of breast implants which reduces the Company's contingent liability arising from the Company's former breast implant businesses in a manner approved by the Board of Directors; and

      (b) The average price of the Company's common stock as quoted on a stock exchange or as listed in the NASDAQ system over a period of 30 consecutive days must equal or exceed $1.50 per share;

                                    AND

     2(a) Same as 1(a) above; and

      (b) The average price of the Company's common stock as quoted on a stock exchange or as listed in the NASDAQ system over a period of 30 consecutive days must equal or exceed $3.00 per share.

AWARDS:
     Upon satisfaction of Target 1, participants will earn one-third of their allocated award.

     Upon satisfaction of Target 2, participants will earn the remaining two-thirds of their allocated award.
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PAYMENT OF AWARDS:
     The payment of awards upon the satisfaction of Targets 1 and 2, respectively, shall be made as follows:

     1. Fifty percent of the tranche earned will be paid in cash promptly following achievement of the Target.

     2. The remaining fifty percent shall be paid by means of the issuance of that number of shares of restricted stock that has a value, on the date on which the Target is achieved, equal to fifty percent of the tranche earned.

     Restrictions will be as described in a Restricted Stock Agree-ment in form and substance acceptable to the Company's counsel, and shall be removed from the first tranche of shares of restricted stock on the second anniversary of the satis-faction of Target 1. Restrictions will be removed from one-half of the second tranche of shares on each of the first and second anniversaries of the satisfaction of Target 2. In the event a participant's employment with the Company or an affiliate thereof is terminated prior to the applicable anniversary date (a) by the Company or said affiliate for "Cause" (i.e., misconduct in the performance of one's duties on behalf of the Company), or (b) the participant terminates his employment with the Company or an affiliate either (i) without "Good Reason" (as such term is defined in any employment or severance agreement covering the participant at issue) or (ii) in the absence of such an agreement, for any reason other than due to a "Change in Control" (as such term is defined in the 1988 Long Term Incentive Plan), said shares shall be forfeited. In the event that a participant's employment is terminated by the Company or its affiliate other than for Cause or by the participant for Good Reason, after earning restricted stock but prior to the removal of restrictions, restrictions shall be removed on the date of termination and certificates evidencing such shares shall be delivered to the participant.

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